                                                                    Exhibit 10.2


                                          Information from this exhibit has been
                                           omitted and filed separately with the
                                              Securities and Exchange Commission









                              AMENDED AND RESTATED

                          SALES DISTRIBUTION AGREEMENT

                                       for

                                 TESTING SYSTEM

                                       for

                                GLUCOSE IN HUMANS

                                     between

                                 LIFESCAN, INC.

                                       and

                                 SELFCARE, INC.


                               as of June 7, 1999

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
ARTICLE I         DEFINITIONS AND REVISIONS TO GLUCOSE SYSTEM.....................................................1
         1.1      Commercialization of Officinal Glucose System...................................................1
         1.2      510(k) Notifications............................................................................1
         1.3      Definitions.....................................................................................1
         1.4      Specifications..................................................................................3
ARTICLE II        SUPPLY OF LS PRODUCTS...........................................................................4
         2.1      Supply of LS Products...........................................................................4
         2.2      Supply Exclusivity..............................................................................5
         2.3      Safely Stock....................................................................................5
         2.4      Forecasts and Purchase Orders...................................................................6

ARTICLE III       CAPACITY PLANNING...............................................................................7
         3.1      Capacity Plan Concepts..........................................................................7
         3.2      Proposed and Binding Capacity Plan Definitions..................................................7
         3.3      Base Capacity...................................................................................7
         3.4      Capital Requirements Notices....................................................................9
         3.5      Acceptance and Rejection of Capital Requirements Notices........................................9
         3.6      Credit for Capital Expenditure Make-up Payments................................................10
         3.7      Cooperation Regarding Capital Expenditure Make-up Payments.....................................11
         3.8      Sales Shortfall Payments.......................................................................12

ARTICLE IV        MARKET DEVELOPMENT RIGHTS......................................................................13
         4.1      Initial Sales Restrictions.....................................................................13
         4.2      Reserved Marketing Rights......................................................................13
         4.3      Failure to Purchase Yearly Minimum.............................................................14
         4.4      Yearly Minimums................................................................................15
         4.5      Termination of Section 4.1(c) Restriction......................................................17
         4.6      Introduction of Competing Electrochemical System...............................................17
         4.7      Novel Glucose Systems..........................................................................18

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF PARTIES......................................................18

ARTICLE VI        PRICE..........................................................................................18
         6.1      LS Products Other Than LS Strips...............................................................19
         6.2      Base Strip Prices..............................................................................19
         6.3      Payment in Local Currency for LS Strips........................................................20
         6.4      Adjustment Based on LS Resale Price............................................................20
         6.5      Adjustment Based on Selfcare Profitability.....................................................20

                                       (i)

ARTICLE VII FAILURE BY SELFCARE TO SUPPLY........................................................................20
         7.1      Definitions Relating to Self-help Licensing....................................................20
         7.2      License on Supply Default......................................................................21
         7.3      Communications Following Force Majeure.........................................................21
         7.4      Rights Following Force Majeure.................................................................22
         7.5      Restoration of Supply by Selfcare..............................................................22
         7.6      Terms, Royalties...............................................................................22
         7.7      Cooperation....................................................................................23
         7.8      Exclusive Remedy...............................................................................23
         7.9      Business Interruption Insurance................................................................23

ARTICLE VIII  CERTAIN COVENANTS..................................................................................24
         8.1      LifeScan Covenants.............................................................................24
         8.2      Selfcare Covenants.............................................................................24
         8.3      Indemnification................................................................................25

ARTICLE IX  AGREEMENTS REGARDING TECHNOLOGY......................................................................26
         9.1      Infringement of Selfcare's Technology..........................................................26
         9.2      U.S. and European Patent Convention Patent Conflicts...........................................26
         9.3      Patent Conflicts in Other Countries............................................................27
         9.4      Technical Information Necessary for Marketing..................................................27

ARTICLE X  MISCELLANEOUS.........................................................................................27
         10.1     Invoicing. Shipping and Payment................................................................27
         10.1     Product Warranties.............................................................................28
         10.2     Agreement Term.................................................................................29
         10.3     Termination....................................................................................29
         10.4     Miscellaneous..................................................................................29

ARTICLE XI  DEVELOPMENT PLAN.....................................................................................30
         11.1     Additional LS Products.........................................................................30
         11.2     Milestone......................................................................................30

ARTICLE XII  CREDIT FACILITY.....................................................................................30
         12.1     Initial Loan...................................................................................30
         12.2     Additional Loans...............................................................................31
         12.3     Use of Funds...................................................................................32
         12.4     Repayment of Loan..............................................................................33

ARTICLE XIII  CONFIDENTIAL INFORMATION...........................................................................33
         13.1     Confidential Information.......................................................................33



                                      (ii)

                                    ARTICLE I
                   DEFINITIONS AND REVISIONS TO GLUCOSE SYSTEM

         1.1 COMMERCIALIZATION OF ORIGINAL GLUCOSE SYSTEM. LifeScan and Selfcare acknowledge that pursuant to the Original Sales Distribution Agreement, they commercialized the 1996 System and that for purposes of the Master Agreement, they agreed that the "Glucose System" meant the 1996 Glucose System, as the same may have been or may be modified with the written approval of LifeScan or pursuant to Section 3.5 from the Master Agreement. The parties note that payments made and required to be made by LifeScan under the Master Agreement and the payment for surrender and conversion of the Convertible Promissory Notes by Johnson & Johnson Development Corporation pursuant to the Investment Agreement were governed by the definition of Glucose System set forth in those Agreements. The parties do not intend to duplicate the requirement of such payments and such payment, surrender and conversion based on the definition of Glucose System set forth in the Master Agreement and the Investment Agreement. Selfcare and LifeScan anticipate agreeing in the future to make changes from time to time in the specification for the Glucose System or Glucose Systems covered by this Distribution Agreement. LS Product produced by Selfcare for LifeScan which deviates from the required specification in minor respects or which does not yet comply with agreed changes shall be deemed to comply with the requirements of this Agreement so long as such LS Product meets applicable regulatory requirements and is accepted for purchase by LifeScan. In such a case the provisions of Article VII shall not apply based solely on any such minor deviations.

         1.2 510(k) NOTIFICATIONS. Selfcare shall prepare a draft 510(k) Notification with respect to each Glucose System developed or sold under this Distribution Agreement and Section 3.5 of the Master Agreement will apply to each such 510(k) Notification. Selfcare and LifeScan anticipate agreeing in the future to make changes from time to time in the specifications for the such Glucose Systems. An LS Product produced by Selfcare for LifeScan which deviates from the required specification in minor respects or which does not yet comply with agreed changes shall be deemed to comply with the requirements of this Distribution Agreement and the applicable specifications so long as such LS Product meets applicable regulatory requirements and is accepted for purchase by LifeScan for commercial sale. In such a case the provisions of Article VII shall not apply based solely on any such minor deviations.

         1.3 DEFINITIONS. The following terms have the meanings indicated or referred to below, Other capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Master Agreement.

"Additional Loan"- See Section 12.2

"Base Strip Prices" - See Section 6.2.

"Binding Capacity Plan" - See Section 3.2.


Restated Distribution Agreement in Word as executed 3

"Capital Expenditure Make-up Payment" - See Section 3.5.

"Capital Requirements Notice" - See Section 3.4.

"Commercial Quantities" of LS Products shall mean such amount of LS Products as is specified pursuant to Section 2.3 for a fully committed product launch (and not merely, for example, a market testing phase).

"Compatible Product" means any Instrument, Test Strip or Related Component which is designed to be used with LS Instruments or LS Strips, or, in the case of Test Strips, which is capable of providing a test result with any one or more LS Instruments, whether or not designed for such use.

"Credit Agreement" shall mean the Credit Agreement between LifeScan and Selfcare in the form of Exhibit C hereto.

"Credit Year"- see Section 3.6.

"Event of Default" shall have the meaning set forth in the Credit Agreement.

"Force Majeure" means any act of God, accident, explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application, seizure (other than as a result of non-compliance of the seized materials with applicable regulatory requirements), requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstances or event beyond the reasonable control of the party relying upon such circumstance or event. For purposes of clarification, poor operating results or financial condition not resulting from an event described in the prior sentence shall not constitute events of Force Majeure.

"Glucose System"- See Preamble.

"Initial Loan" - See Section 12.1

"LS Instrument" - See Section 2.1.

"LS Products" - See Section 2.1.

"LS Strip" - See Section 2.1.

"Market Introduction" means any of (i) any sales, (ii) giveaways or (iii) pre-sale promotional advertising by LifeScan or any such activities by an Affiliate of LifeScan, in each case, continuing for more than 30 days after the date on which Selfcare gives notice of such activities to LifeScan.

Restated Distribution Agreement in Word as executed 4

"Novel Glucose System" shall mean a Glucose System that lacks either (i) the need to use a Test Strip, or (ii) measurement of an in vitro fluid sample.

         "Payment Year" - see Section 3.6.

         "Person" means any individual, corporation, partnership or other entity.

         "Product Expansion Loan" - see Section 3.8.

         "Project A/Project B/Project C" shall mean each of those certain Glucose Systems having the respective specifications set forth in Schedule 4.4.

         "Proposed Capacity Plan" - See Section 3.2.

         "SC Note" - See Section 12. 1 (b).

         "Strip-Based System" means a Glucose System that employs Test Strips.

         "Test Strip" means, for purposes of this Distribution Agreement and the Master Agreement, a single-use disposable electrochemical sensor which (i) is designed to be used in conjunction with an Instrument for obtaining test results from an in-vitro fluid sample and (ii) constitutes or is contained in a disposable component of a Glucose System [OMITTED].

         "Yearly Minimum" - See Section 4.4.

         1.4 SPECIFICATIONS. (a) The parties shall employ diligent efforts in good faith to discuss and agree upon specifications for each of Project A, Project B and Project C within the timeframes set forth below:

    ---------------------------------------------------------------------
            PROJECT                   TARGET DATE FOR AGREEMENT
                                         UPON SPECIFICATIONS
    ---------------------------------------------------------------------
               A                  one month after the date hereof
    ---------------------------------------------------------------------
               B                  three months after the date hereof
    ---------------------------------------------------------------------
               C                  five months after the date hereof
    ---------------------------------------------------------------------

                  (b) If the parties are unable to agree upon all or any material element of the specifications for an LS Product described above by the stated Target Date, the dates for satisfaction of conditions with respect to such product set forth in Sections 2.3(b), 4.4 and 11.2, as appropriate, shall be delayed by the same amount of time. In a case where the parties are unable to agree upon all or any material part of such specifications within 10 days after the irrelevant Target Date, each party shall by the date 20 days after such Target Date submits proposal for such specification or for such material element in dispute to dispute resolution

Restated Distribution Agreement in Word as executed 5 pursuant to Section 6.2 of the Master Agreement and the disputed specification or material element shall be finally determined through such process with the following exception. For purposes of these disputes, each party shall submit to the arbitrator such party's proposal for such specification or material element and the arbitrator shall be required to select one party's entire version or the other's without change within 30 days after the date required for submission of such proposals. The proposal thus selected shall be binding for all purposes under this Distribution Agreement.

                                   ARTICLE II
                              SUPPLY OF LS PRODUCTS

         2.1 SUPPLY OF LS PRODUCTS. Selfcare and LifeScan agree that, after Selfcare has given notice to LifeScan that it is prepared to commence commercial production of LS Products and thereafter during the term of this Distribution Agreement, LifeScan shall have the right to purchase from Selfcare on the terms and conditions set forth herein and resell the LS Products. LS Products shall be manufactured by or at the direction of Selfcare for purchase and resale by LifeScan under this Distribution Agreement. LS Products shall not be resold by LifeScan except (i) under a brand name and trade dress that is proprietary to LifeScan or an Affiliate, or (ii) on a private label basis under a brand name and trade dress that is proprietary to any Person which is not ah LS Established Person.

         "LS Products" means Instruments, Test Strips and Related Components, in each case which meet the applicable specifications for (i) the 1996 System, Project A, Project B, or Project C or (ii) any other Strip-Based System which LifeScan has agreed to purchase from Selfcare and Selfcare has agreed to supply to LifeScan, and in each case shall include without limitation improvements, enhancements and changes thereto and may include without limitation one or more complete Glucose Systems.

         "LS Instruments" means Instruments which meet the applicable specifications for the 1996 System, Project A, Project B, or Project C or any other Strip-Based System which LifeScan has agreed to purchase from Selfcare and Selfcare has agreed to supply to LifeScan.

         "LS Strips" means Test Strips which meet the applicable specifications for (i) the 1996 System, Project A, Project B, or Project C or (ii) any other Strip-Based System which LifeScan has agreed to purchase from Selfcare and Selfcare has agreed to supply to LifeScan.

         "LS Established Person" means any Person which had, prior to its first purchase from LifeScan of LS Products or other glucose in humans measurement devices, more than $100,000,000 in annual worldwide sales in the market for home use testing of glucose in humans.

         2.2 SUPPLY EXCLUSIVITY. Except as permitted by Article VII, during the term of this Distribution Agreement, neither LifeScan nor any Affiliate of LifeScan shall purchase from any supplier other than Selfcare any Compatible Product.

Restated Distribution Agreement in Word as executed 6

         2.3 SAFETY STOCK. (a) For LS Strips commercially distributed on the date hereof and, at and after January 1, 2002, for LS Instruments commercially distributed on the date hereof, Selfcare shall maintain at its facilities an inventory of LS Products in finished final packaged form available to deliver to LifeScan sufficient to satisfy the greater of (i) two (2) times the average monthly purchases by LifeScan over the most recent past six (6) months, or (ii) two (2) times the monthly average of LifeScan's committed orders over the most recent past six (6) months.

                  (b) For types of LS Products first commercially distributed by LifeScan after the date hereof:

                  (i) LifeScan shall provide notice to Selfcare of the amount of such LS Products it shall require for such commercial launch of such LS Products. LifeScan shall provide such notice not later than [OMITTED] in the case of Project A, not later than [OMITTED] in the case of Project B, and not later than [OMITTED] in the case of Project C, and for other such LS Products, not later than six months prior to the date on which LifeScan and Selfcare agree to begin distribution of such LS Products in Commercial Quantities; and

                  (ii) Selfcare shall provide such Commercial Quantities of such LS Products by such date and shall have available in finished goods inventory from and after January 1, 2002 a safety stock of such LS Products equal to or exceeding the then next two months' forecasted purchases of such LS Products by LifeScan.

                  (c) In the event that LifeScan shall not have timely specified the amount designated as Commercial Quantities of an LS Product, Selfcare may reasonably determine such amount of such LS Product.

                  (d) Except as otherwise permitted by this paragraph or as LifeScan may otherwise consent, Selfcare shall not fail to maintain an amount of safety stock of LS Products at least equal to that required under paragraphs (a) and (b) above. A failure by Selfcare to observe the requirements of paragraph
(a) or (b) above with respect to an LS Product shall not constitute a breach of the provisions of such paragraph, (i) for the first 12 months after initial distribution of such LS Product in Commercial Quantities, and (ii) for the first six months after commencement of sale to LifeScan by Selfcare of commercial quantities of such LS Product for which the specifications have changed to a significant extent, provided that in both such cases Selfcare is exercising reasonable commercial efforts to maintain the quantities of such LS Product required by such paragraph. If LifeScan shall so direct, Selfcare shall arrange to maintain the safety stock of LS Instruments described in the previous sentence in the form of component parts at the manufacturer. LifeScan shall purchase on a "first-in, first-out" basis the minimum quantity of such safety stock of LS Products that meet the applicable specifications therefor that are maintained pursuant to paragraphs (a) and (b) above.

Restated Distribution Agreement in Word as executed 7

                  (e) The parties anticipate that from time to time LS Products in commercial distribution will be changed and improved as the parties discuss and agree upon changes to the respective specifications therefor. Within a reasonable period prior to and at the time when the parties agree to such changes, it will be necessary to adjust production to change over from LS Products with the prior specifications to LS Products having the new specifications. In the event that any such agreed change in specifications is not a result of a safety issue or material deficiency in the performance of an LS Product, each party shall use reasonable commercial efforts to accommodate the commercial needs and requests of the other in adjusting binding orders, forecasts, inventories and production schedules to produce appropriate amounts of the LS Products with the new specifications and to end, or if the parties shall so agree to curtail, production of LS Products with the prior specifications as soon as reasonably practicable. In the event that any such agreed change in specifications is a result of a safety issue or material deficiency in the performance of an LS Product, each party shall use diligent efforts in good faith to adjust binding orders, forecasts, inventories and production schedules to produce appropriate amounts of the LS Products with the new specifications and to end, or if the parties so agree to curtail, production of LS Products with the prior specifications as soon as reasonably practicable, and in any event within the timeframe if any required under applicable laws and governmental regulations.

         2.4 FORECASTS AND PURCHASE ORDERS. On or prior to June 30, September 30, December 31 and March 31 of each year, LifeScan shall provide Selfcare with a written forecast of LifeScan's purchase requirements with respect to LS Products to be purchased by it during the next twelve (12) months. The amount of LS Products forecasted to be purchased by LifeScan in the first six months covered by such forecast shall constitute a firm order for such LS Products. If the amount of LS Products forecasted in the first three months of such forecast period differs from that set forth in the prior quarterly forecast, such changed amount shall constitute an offer to Selfcare to amend the prior period's purchase order. Such offer shall, however, be deemed to have been rejected unless accepted by Selfcare by notice within five days after receipt. With respect to the fourth, fifth and sixth month covered by such forecast, the amounts of LS Products set forth in such forecast shall constitute a purchase order for LS Products to be delivered during such months. LifeScan's forecast of its purchase requirements for the second half of each such 12-month period shall be advisory only.


                                   ARTICLE III
                                CAPACITY PLANNING

         3.1 CAPACITY PLAN CONCEPTS. From time to time LifeScan may, pursuant to this Article III, submit forecasts, referred to as Proposed Capacity Plans, to Selfcare for the purpose of establishing the volumes of LS Products which, if subsequently ordered by LifeScan and not delivered by Selfcare, will under certain circumstances entitle LifeScan to exercise certain rights under its Self-help License pursuant to Article VII. If such forecasts for LS Strips exceeds certain levels, Selfcare shall be entitled, pursuant to this Article III, to require LifeScan to make certain payments, referred to as Capital Expenditure Make-up

Restated Distribution Agreement in Word as executed 8

Payments, if LifeScan confirms its volume projections and thereafter its orders fall short by certain amounts. It is not the intention of the parties to permit any such Capital Expenditure Make-up Payments with respect to the additional capacity Selfcare intends to create through the Product Expansion Loans referred to in Section 3.8 as and when such additional capacity becomes available.

         3.2 PROPOSED AND BINDING CAPACITY PLAN DEFINITIONS. "Proposed Capacity Plan" means, for any calendar year and for any LS Products, the amount thereof, stated in terms of an average monthly purchase requirement, forecast in good faith by LifeScan to be ordered for delivery during such calendar year in a written projection of which LifeScan has given Selfcare notice as required below. LifeScan shall deliver Proposed Capacity Plans to Selfcare one year prior to the commencement of the calendar year to which they apply. Proposed Capacity Plans must be explicitly identified with bold print in the cover letter or transmittal form transmitting the document, and on each page of the document proposed to constitute the Proposed Capacity Plan, as a"Proposed Capacity Plan pursuant to the Sales Distribution Agreement for Testing System for Glucose in Humans."

         "Binding Capacity Plan" means with respect to any calendar year (i) in the case of LS Strips, the Proposed Capacity Plan for such calendar year unless Selfcare has given a Capital Requirements Notice in response to it which has not been accepted by LifeScan, in which event the Binding Capacity Plan for such calendar year for LS Strips shall be such other amount as LifeScan and Selfcare shall agree and in the absence of any such agreement, the Yearly Minimum for such calendar year pursuant to Section 4.4 and (ii) in the case of any other LS Products, the Proposed Capacity Plan for such calendar year.

         3.3 BASE CAPACITY.

                  (a) If Selfcare shall provide the notice described in Section 3.8(a), the Capital Requirements Notice provided for under Section 3.4(b) shall be rescinded and "Base Capacity" shall mean with respect to a Proposed Capacity Plan for a calendar year, the greater of (i) the highest Binding Capacity Plan for any then-prior calendar year with respect to which Selfcare has given a Capital Requirements Notice which has been accepted by LifeScan and (h) the amount set forth as follows:

Restated Distribution Agreement in Word as executed
                                                         9

------------------------------------------------------------------------------------------------------------
                           YEAR                                          NUMBER OF LS STRIPS PER MONTH
------------------------------------------------------------------------------------------------------------
                         [OMITTED]                                                 [OMITTED]
------------------------------------------------------------------------------------------------------------
                         [OMITTED]                                                 [OMITTED]
------------------------------------------------------------------------------------------------------------
                         [OMITTED]                                                 [OMITTED]
------------------------------------------------------------------------------------------------------------
                         [OMITTED]                                                 [OMITTED]
------------------------------------------------------------------------------------------------------------
                        Thereafter                         [OMITTED] of the number of LS Strips
                                                           purchased by LifeScan during the 12
                                                           calendar month period preceding the date of
                                                           delivery of such Proposed Capacity Plan
                                                           divided by 12, provided that the resulting
                                                           Base Capacity does not exceed [OMITTED]
                                                           [OMITTED] LS Strips per Month
------------------------------------------------------------------------------------------------------------
   Upon reaching or exceeding purchases of                 [OMITTED] of the number of LS Strips
[OMITTED] LS Strips per Month                              purchased by LifeScan during the 12
                                                           calendar month period preceding the date of
                                                           delivery of such Proposed Capacity Plan
                                                           divided by 12
------------------------------------------------------------------------------------------------------------

                  (b) If Selfcare shall not provide the notice described in
Section 3.8(a), "Base Capacity" means with respect to a Proposed Capacity Plan for a calendar year, the greater of (i) the highest Binding Capacity Plan for any then-prior calendar year with respect to which Selfcare has given a Capital Requirements Notice which has been accepted by LifeScan and (ii) the amount set forth as follows:

------------------------------------------------------------------------------------------------------------
                           YEAR                                          NUMBER OF LS STRIPS PER MONTH
------------------------------------------------------------------------------------------------------------
                         [OMITTED]                                                 [OMITTED]
------------------------------------------------------------------------------------------------------------
                         [OMITTED]                                                 [OMITTED]
------------------------------------------------------------------------------------------------------------
                         [OMITTED]                                                 [OMITTED]
------------------------------------------------------------------------------------------------------------
                        Thereafter                         [OMITTED] of the number of LS Strips
                                                           purchased by LifeScan during the 12
                                                           calendar month period preceding the date
                                                           of delivery of such Proposed Capacity Plan
                                                           divided by 12
------------------------------------------------------------------------------------------------------------

Restated Distribution Agreement in Word as executed 10

         3.4 CAPITAL REQUIREMENTS NOTICES.

                  (a) If the average monthly purchase requirement for LS Strips projected by LifeScan in its Proposed Capacity Plan for a calendar year exceeds the applicable Base Capacity, Selfcare may give written notice (a "Capital Requirements Notice") to LifeScan within sixty (60) days after receipt of such Proposed Capacity Plan, indicating the capital expenditures that Selfcare reasonably estimates in good faith that it will need to make in order to meet LifeScan's projected demand. Any such Capital Requirements Notice must be based upon calculations that assume that all incremental additional manufacturing capacity purchased with the proceeds of the Product Expansion Loans referred to in Section 3.8 would be dedicated to the requirements of LifeScan. If Selfcare fails to deliver a Capital Requirements Notice to LifeScan with respect to a Proposed Capacity Plan, it shall become a Binding Capacity Plan and Selfcare shall not be entitled to require LifeScan to make Capital Expenditure Make-up Payments pursuant to Section 3.5 with respect to such Binding Capacity Plan.

                  (b)      From and after the date hereof:

                  (i) LifeScan shall be deemed to have provided to Selfcare under Section 3.5 a Proposed Capacity Plan for [OMITTED] LS Strips for the year 2001; and
                  (ii) Selfcare shall be deemed to have given and LifeScan to have accepted a Capital Requirements Notice in the amount of Two Million Five Hundred Thousand British Pounds Sterling (2,500,000 f) with respect to such plan, which shall constitute a Binding Capacity Plan for purposes of Section 3.5.

                  (c) The Proposed Capacity Plan, the Capital Requirements Notice and the acceptance thereof provided for in paragraph (b) of this Section shall be deemed rescinded and of no force or effect if Selfcare shall have provided the notice described in Section 3.8(a).

         3.5 ACCEPTANCE AND REJECTION OF CAPITAL REQUIREMENTS NOTICES. If LifeScan does not accept a Capital Requirements Notice by giving notice to Selfcare within 30 days after receipt thereof, such Capital Requirements Notice shall be deemed rejected. If Selfcare gives a Capital Requirements Notice and it is rejected, Selfcare shall not be required to supply more LS Strips in the calendar year to which the Capital Requirements Notice relates than the greater of (i) the applicable Yearly Minimum or (ii) the maximum amount Selfcare can economically produce without incurring capital expenditures other than those necessary to maintain existing capacity. Such a rejected Proposed Capacity Plan in response to which such Capital Requirements Notice was given shall not be effective for any purpose hereunder. If LifeScan accepts a Capital Requirements Notice given in response to a Proposed Capacity Plan for a calendar year by notice to Selfcare, such Proposed Capacity Plan shall become a Binding Capacity Plan and if LifeScan thereafter fails to order for delivery during such calendar year at least 90% of the number of strips projected to be purchased by LifeScan in such Binding Capacity Plan, then LifeScan shall make a payment (a "Capital Expenditure Make-up

Restated Distribution Agreement in Word as executed 11

Payment") to Selfcare, promptly after written demand therefor, in an amount determined by the following formula:

CEMP =                     Cap Ex X (Required - - Actual -)/Required -

where,

CEMP = Capital Expenditure Make-up Payment with respect to a calendar year

Cap Ex = the lesser of the capital expenditures estimated by Selfcare in its Capital Requirements Notice or the actual capital expenditures made by Selfcare to increase LS Strip production capacity in response to the Binding Capacity Plan for such calendar year

Required - =               the amount by which 90% of the Binding Capacity Plan
                           for the calendar year at issue exceeds, in the case of calendar years through 2002, the Base Capacity for such year and in the case of calendar years thereafter, the total number of LS Strips projected to be purchased by LifeScan in the Binding Capacity
                           Plan for the calendar year prior to the year at issue
                           Actual A the amount by which LifeScan's total purchases of LS Strips in the applicable Current Year exceeds, in the case of calendar years through 2002, the Base Capacity for such year and in the case of calendar years thereafter, the total number of LS
                           Strips projected to be purchased by LifeScan in the Binding Capacity Plan for the calendar year prior to the year at issue

         For example with respect to a calendar year after 2002, if the Binding Capacity Plan for the prior year is [OMITTED] the Binding Capacity Plan for the calendar year at issue is [OMITTED] Selfcare gives and LifeScan accepts a Capital Requirements Notice starting that Selfcare will be required to make capital expenditures of [OMITTED] to meet such increased demand and actually spends somewhat more, and LifeScan's actual purchases in the year at issue are [OMITTED] LifeScan will be obligated to make a Capital Expenditure Make-up Payment of [OMITTED] calculated as follows:

Cap Ex = [OMITTED]
Required - = [OMITTED]
Actual - = [OMITTED]
CEMP

         3.6 CREDIT FOR CAPITAL EXPENDITURE MAKE-UP PAYMENTS. If LifeScan makes a Capital Expenditure Make-up Payment with respect to purchases of LS Strips for a calendar year (the "Payment Year"), then in each following calendar year thereafter (a "Credit Year") in which LifeScan purchases more LS Strips than it did in any prior year commencing with the year with respect to which such Capital Expenditure Make-up Payment was required, LifeScan shall

Restated Distribution Agreement in Word as executed 12 be entitled to a credit against payments next due for LS Strips purchased thereafter. The amount of any such credit shall equal the amount by which such Capital Expenditure Make-up Payment exceeds the amount which would have been required had LifeScan's purchases of LS Strips in the Payment Year been equal to its purchases in the Credit Year, reduced by any credits taken with respect to any prior Credit Years.

         For example, continuing the example in Section 3.5, if in the first year after LifeScan makes the Capital Expenditure Make-up Payment of [OMITTED] LifeScan's purchases of LS Strips are [OMITTED] LifeScan shall be entitle to a credit calculated as follows:

Cap Ex = [OMITTED]
Required - = [OMITTED]
Actual - = [OMITTED]
CEMP = [OMITTED]

Credit = [OMITTED]

         If in the second ear after LifeScan makes the Capital Expenditure Make-up Payment of [OMITTED] LifeScan's purchases of LS Strips are [OMITTED] LifeScan shall be entitled to a credit calculated as follows:

Cap Ex = [OMITTED]
Required - = [OMITTED]
Actual - = [OMITTED]
CEMP = [OMITTED]

Credit =          Difference in payment - prior credit or [OMITTED]

         3.7 COOPERATION REGARDING CAPITAL EXPENDITURE MAKE-UP PAYMENTS. LifeScan acknowledges that its obligation to make Capital Expenditure Make-up Payments is intended in part to facilitate financing which Selfcare may seek for the purpose of obtaining capital to expand its production capacity of LS Strips to meet LifeScan's demand. Prior to disclosing to any potential source of financing other than a bank, insurance company, pension fund or other institutional lender, any of the terms of any Transaction Agreement, however, Selfcare shall require that such potential source of financing agree to be subject to confidentiality obligations that are substantially equivalent to those binding upon Selfcare under Article V of the Master Agreement. LifeScan agrees to permit an assignment of Selfcare's rights to such payment to finance such capital expenditures and to deliver such further instruments as Selfcare or a proposed source of financing may reasonably require to obtain any such financing, including an agreement not to exercise any right of set off against any assignee of the right to receive Capital Expenditure Make-up Payments providing financing to Selfcare. LifeScan shall not, however, be required to incur any out-of-pocket expense or otherwise waive any right or claim against Selfcare.


Restated Distribution Agreement in Word as executed 13

         3.8      SALES SHORTFALL PAYMENTS.

                  (a) At any time on or prior to the date 190 days after the date hereof, Selfcare may elect to avail itself of the benefits of paragraph (b) of this Section by giving notice to LifeScan of a financial institution of recognized standing (the "Bank") which Selfcare has asked to provide financing to Selfcare in reliance on the provisions of this Section 3.8. Any such financings (together with any refinancings thereof that do not increase the aggregate principal amount outstanding) shall constitute "Product Expansion Loans". Selfcare anticipates that its manufacturing capacity for LS Strips shall be increased as described in Schedule 3.8 as a result of the Product Expansion Loans. In order to induce the Bank to advance the Product Expansion Loans to Selfcare, Selfcare may assign to the Bank its rights under this Section 3.8.

                  (b) In the event that LifeScan shall fail for any calendar quarter after 1999 to purchase and pay for at least the respective Target Amount of LS Strips for such calendar quarter set forth below, LifeScan shall pay over to Selfcare, or at the direction of Selfcare, directly to such holder of the loan or to an agent of such holder, as Selfcare may designate in order to obtain Product Expansion Loans, within 15 days after the end of such calendar quarter an amount calculated as follows:

                  [OMITTED] multiplied by the difference, if positive, of (i) the applicable Target Amount of LS Strips for the then-prior calendar quarter, less (ii) actual purchases of LS Strips by LifeScan with respect to such calendar quarter.

  ------------------------------------------------------------------------------
                       YEAR/QUARTER               TARGET AMOUNT OF LS STRIPS
  ------------------------------------------------------------------------------
                        [OMITTED]                          [OMITTED]
  ------------------------------------------------------------------------------
                        [OMITTED]                          [OMITTED]
  ------------------------------------------------------------------------------
                        [OMITTED]                          [OMITTED]
  ------------------------------------------------------------------------------
                        [OMITTED]                          [OMITTED]
  ------------------------------------------------------------------------------
                        [OMITTED]                          [OMITTED]
  ------------------------------------------------------------------------------
                        [OMITTED]                          [OMITTED]
  ------------------------------------------------------------------------------

Notwithstanding the foregoing, no such payment by LifeScan need be made for a calendar quarter where aggregate purchases of LS Strips by LifeScan for such calendar year to date meet or exceed the aggregate of the Target Amounts for the calendar quarters ending with the calendar quarter at issue. For purposes only of the payment requirement set forth in this paragraph, no reduction in the required amounts of purchases of LS Strips shall be made except in cases in which the failure to manufacture or deliver such LS Strips arises or results

Restated Distribution Agreement in Word as executed 14 from (i) the willful breach by Selfcare of a term or condition of this Distribution Agreement, or (ii) an event or condition covered by Selfcare's business interruption insurance.

                  (c) Selfcare shall cause the Bank to issue to LifeScan a notice promptly and in any event within ten business days after the Product Expansion Loans have been repaid. Upon and after repayment of the Product Expansion Loans, LifeScan shall recover the aggregate amount, if any, paid under paragraph (b) by deducting from the invoice price of each LS Strip purchased by LifeScan the amount of 0.0125 British Pounds Sterling until such aggregate amount has been repaid in full. Notwithstanding anything to the contrary set forth herein, Selfcare shall repay to LifeScan any amount outstanding under this paragraph and theretofore unpaid upon the earliest of (i) three years after the date of repayment of the Product Expansion Loans, or (ii) the date of termination of this Distribution Agreement for any reason, or (iii) an Event of Default shall have occurred under the SC Note. Any such repayment under the previous sentence shall be in cash by wire transfer to the account of LifeScan provided by notice to Selfcare.

                                   ARTICLE IV
                            MARKET DEVELOPMENT RIGHTS

         4.1 INITIAL SALES RESTRICTIONS. As an inducement to LifeScan to invest the monies and management resources necessary to develop the market for LS Products, Selfcare agrees that, except as provided in Sections 4.2, 4.3, 4.4, 4.5, 4.6 and 4.7, neither Selfcare nor any of its Affiliates shall, to the extent such restrictions are permitted by applicable law, sell anywhere in the world other than to LifeScan:

                  (a)      Compatible Products, or

                  (b)      Complete System Products; or

                  (c)      Test Strips.

         4.2 RESERVED MARKETING RIGHTS. No term of this Distribution Agreement shall prohibit Selfcare or any of its Affiliates from:

                  (a) manufacturing and selling Test Strips which are not Compatible Products where (i) the Test Strips are designed to be used with a meter or other system which (A) is manufactured by or for a third party, and (B) together with related Test Strips manufactured by or for such third party, have been distributed commercially in either the United States or the European Union for at least two years, and (ii) such sales of Test Strips are made to wholesalers, to retail outlets, to health maintenance organizations or similar managed care organizations or directly to consumers; and

                  (b) performing its existing contractual obligations, all of which are described or copies of which are set forth in Schedule 4.2, to manufacture and sell Test Strips for

Restated Distribution Agreement in Word as executed 15 measuring glucose in humans designed to be used, and usable, only with Instruments not manufactured or sold by Selfcare, provided, however, that Selfcare shall not voluntarily renew or extend any such contractual obligation or any other arrangement it may have with third par-ties, written or oral, formal or informal, to the extent that Selfcare's performance of its obligations thereunder would constitute a breach of its obligations under this Distribution Agreement if such obligations had been originally entered into after the date hereof. This provision is in no way intended to cause or induce Selfcare to violate any current contractual obligation with a third party binding upon Selfcare.

         By way of clarification, Test Strips that satisfy the requirements of paragraph (a) of this Section for one type or model of Instrument manufactured by or for a third party may also be distributed and sold for use with other types or models of Instruments manufactured by or for such third party. None of the foregoing, however, shall constitute a license or permission of use under any patent, patent application or other intellectual property rights owned or used by or licensed to LifeScan or JJDC or any of their Affiliates.

         4.3 FAILURE TO PURCHASE YEARLY MINIMUM. (a) If LifeScan shall fail to purchase the applicable Yearly Minimum of LS Strips with respect to a calendar year, the restrictions set forth in Sections 4.1(b) and 4.1(c) shall terminate and thereafter Selfcare shall be free to sell Complete System Products and Test Strips, in each of the foregoing cases, other than Compatible Products anywhere in the world, but shall not sell Complete System Products to or through an Established Person. On or before January 31 of each calendar year, LifeScan shall be entitled to order LS Strips and pay for such LS Strips at the time of placing an order for the purpose of satisfying its Yearly Minimum purchase requirements for the previous calendar year. LifeScan may elect, by giving notice to such effect to Selfcare not later than March 1 of each year, to have the purchases made during the prior January counted, in whole or in part, as purchases in the prior year. LS Strips shall be deemed to be "Purchased" for purposes of the preceding sentence only when paid for by LifeScan, regardless of whether they have been delivered. Selfcare shall not be obligated to deliver LS Strips ordered pursuant to this Section 4.3 sooner than it is able to do so exercising commercially reasonable efforts. To the extent that the failure of LifeScan to purchase any portion of a Yearly Minimum of such LS Strips arises or results from an event of Force Majeure or a failure by Selfcare to fulfill its obligations under the terms of this Distribution Agreement, LifeScan shall be excused from any obligation to purchase and pay for such portion.

                  (a) In the event that LifeScan fails to purchase the applicable Yearly Minimum of LS Strips and LifeScan is not excused from such obligation pursuant to paragraph (a) of this Section, the aggregate principal amount of the Initial Loan and any Additional Loans shall be reduced by an amount calculated as follows:

                  0.00937 British Pounds Sterling multiplied by the difference, if positive, of (i) the Yearly Minimum for LS Strips for the then-prior calendar year required pursuant to Section 4.4(b), as modified by paragraphs (a), (c), (d) and (e) of Section 4.4, less (ii) actual orders for LS Strips by LifeScan with respect to such

Restated Distribution Agreement in Word as executed 16
                  calendar year (including without limitation any such orders through January 31 of the then-current calendar year that are counted toward the Yearly Minimum for the prior calendar year pursuant to Section 4.3 and excluding any such orders through January 31 of the prior calendar year that were included toward minimum purchases for the next-prior calendar year).

         4.4      YEARLY MINIMUMS.

                  (a) The Yearly Minimums of LS Strips set forth in this Section are dependent upon satisfaction of the following conditions (collectively, the "Conditions"), as scheduled, for each of Project A, Project B and Project C: (i) receipt by Selfcare of approval of an appropriate 510(k) Notification for each such LS Product to permit commercial distribution in the United States, and (ii) manufacture and delivery to LifeScan by Selfcare of at least the required minimum Commercial Quantities of such products. If Selfcare shall fail to meet any one or more of such conditions for Project A, Project B and/or Project C, the Yearly Minimums set forth in paragraph (b) below shall be reduced as provided in paragraphs (c), (d) and/or (e) below respectively. Any such reduction of Yearly Minimums for LS Strips for delay with respect to more than one project shall be cumulative up to the aggregate applicable Yearly Minimum for LS Strips.

                  (b) The Yearly Minimum of LS Strips shall be the applicable amount indicated in the following table (subject to adjustment as otherwise provided in this Section):

------------------------------------------------------------------------------------------------------
                YEAR                                               NUMBER OF LS STRIPS
------------------------------------------------------------------------------------------------------
             [OMITTED]                                                  [OMITTED]
------------------------------------------------------------------------------------------------------
             [OMITTED]                                                  [OMITTED]
------------------------------------------------------------------------------------------------------
             [OMITTED]                                                  [OMITTED]
------------------------------------------------------------------------------------------------------
             [OMITTED]                                                  [OMITTED]
------------------------------------------------------------------------------------------------------
[OMITTED] and each year              [OMITTED] of the number of LS Strips purchased from Selfcare
thereafter                           during the prior year, provided, however, that if Market
                                     Introduction has occurred anywhere in the world with respect to any home use test system not provided by Selfcare which is designed to measure glucose in humans and is based on a
                                     technology other than reflectance or non-electrochemical
                                     visually-read techniques, the applicable percentage shall be
                                     [OMITTED] instead of [OMITTED].
------------------------------------------------------------------------------------------------------

                  (c) If the Conditions with respect to Project A shall not have been satisfied (other than resulting from a failure of performance by LifeScan):


Restated Distribution Agreement in Word as executed 17

                           (i) by [OMITTED] but are satisfied by [OMITTED] the
                  Yearly Minimums of LS Strips shall be reduced for the years [OMITTED] and [OMITTED] by [OMITTED] and [OMITTED] respectively, which reduction amounts shall be pro rated according to the ratio of (A) the number of days elapsed between [OMITTED] and the date on which all conditions with respect to Project A shall have been satisfied to (B) the number of days between [OMITTED] and [OMITTED];

                           (ii) by [OMITTED] but are satisfied by [OMITTED], the
                  Yearly Minimums of LS Strips shall be reduced (without any proration) for the years [OMITTED] and [OMITTED] by [OMITTED], [OMITTED] and [OMITTED], respectively; or

                           (iii) by [OMITTED], the yearly Minimums of LS Strips
                  shall be reduced (without any proration) for the years [OMITTED], [OMITTED] and [OMITTED] by [OMITTED], [OMITTED] and [OMITTED], respectively.

                  (d) If the Conditions with respect to Project B shall not have been satisfied (other than resulting from a failure of performance by LifeScan):

                           (i) by [OMITTED] but are satisfied by [OMITTED] the
                  Yearly Minimums of LS Strips shall be reduced for the years [OMITTED] and [OMITTED] by [OMITTED] and [OMITTED] respectively, which reduction amounts shall be pro rated according to the ratio of (A) the number of days elapsed between [OMITTED] and the date on which all Conditions with respect to Project B shall have been satisfied to (B) the number of days between [OMITTED] and [OMITTED];

                           (ii) by [OMITTED] but are satisfied by [OMITTED] the
                  Yearly Minimums of LS Strips shall be reduced (without any proration) for the years [OMITTED] and [OMITTED] by [OMITTED] and [OMITTED], respectively; or

                           (iii) by [OMITTED] the Yearly Minimums of LS Strips
                  shall be reduced (without any proration) for the years [OMITTED] and [OMITTED] by [OMITTED] and [OMITTED], respectively.

                  (e) If the Conditions with respect to Project C shall not have been satisfied (other than resulting from a failure of performance by LifeScan):

                           (i) by [OMITTED], but are satisfied by [OMITTED], the
                  Yearly Minimums of LS Strips shall be reduced for the years [OMITTED] and [OMITTED] by [OMITTED] and [OMITTED] respectively, which reduction amounts shall be pro rated according to the ratio of (A) the number of days elapsed between [OMITTED] and the date on which all Conditions with respect to Project C shall have been satisfied to (B) the number of days between [OMITTED] and [OMITTED];


Restated Distribution Agreement in Word as executed 18

                           (ii) by [OMITTED], but are satisfied by [OMITTED],
                  the Yearly Minimums will be reduced (without any proration) for the years [OMITTED] and [OMITTED] by [OMITTED] and [OMITTED], respectively; or

                           (iii) by [OMITTED], the Yearly Minimums of LS Strips
                  shall be reduced (without any proration) for the years [OMITTED] and [OMITTED] by [OMITTED] and [OMITTED], respectively.

                  (f) In no event shall the application of paragraphs (c), (d) and (e) above reduce the Yearly Minimum for any calendar year below [OMITTED].

         4.5 TERMINATION OF SECTION 4.1(c) RESTRICTION. The restriction set forth in Section 4.1(c) shall terminate and Selfcare shall be free to sell Test Strips, other than Compatible Products, anywhere in the world after the last to occur of the following:

                           (i) December 31, 2002;

                           (ii) the date as of which Selfcare shall have repaid
                  the aggregate principal amount of the Initial Loan and of any Additional Loans and all interest accrued and unpaid thereon; and

                           (iii) March 1 of a year after 2002 following a
                  calendar year with respect to which the total revenues (including without limitation amounts credited to such calendar year pursuant to Section 4.3 and excluding any such amounts through January 31 of the prior calendar year that were included toward minimum purchases for the next-prior or calendar year pursuant to Section 4.3) received by Selfcare and its Affiliates from LifeScan shall not have been at least the greater of (A) [OMITTED] with at least 75% of the amount arising from the sale of Test Strips), or (B) 80% of the amount of purchases of LS Products by LifeScan for the prior calendar year (with at least 75% of such amount arising from the sale of Test Strips).

         4.6 INTRODUCTION OF COMPETING ELECTROCHEMICAL SYSTEM.

                  (a) If there is a Market Introduction on or before December 31, 1999 anywhere in the world by LifeScan or any Affiliate of LifeScan of any electrochemical testing system designed to be capable of home use to measure glucose in humans and which is not supplied by Selfcare, then all restrictions set forth in Section 4.1 shall terminate.

                  (b) If such Market Introduction occurs during the years 2000 or 2001, the restriction set forth in Section 4.1(b) and Section 4.1(c) shall terminate and thereafter Selfcare shall be free to sell Complete System Products and/or Test Strips, in each case other than Compatible Products, anywhere in the world.


Restated Distribution Agreement in Word as executed 19

         4.7 NOVEL GLUCOSE SYSTEMS. The parties agree that Section 3.1 of the Master Agreement shall continue in full force and effect but that the definition of "Novel Glucose System" shall be as set forth in this Distribution Agreement.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARTIES

         5.1 Selfcare represents and warrants as follows:

                  (a) Selfcare has full power to execute, deliver and perform this Distribution Agreement, the Credit Agreement and the SC Note.

                  (b) The Distribution Agreement has been, and, when executed and delivered, the SC Note and the Credit Agreement will be, duly executed and delivered by Selfcare and is, or in the case of the SC Note and the Credit Agreement will be, the legal, valid and binding obligation of Selfcare, enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, and reorganization laws and to moratorium and similar laws from time to time in effect. The execution, delivery and performance of this Distribution Agreement has been, and the execution, delivery and performance of the Credit Agreement and the SC Note will be upon their delivery, duly authorized by all necessary corporate action of Selfcare.
Schedule 4.2 sets forth Selfcare's obligations described in Section 4.2(b), correctly and completely with respect to the identity of all contracting parties, and correctly with respect to the substance of such agreements except for material excised in order to maintain the confidentiality of certain technical information not relevant to this Distribution Agreement.

         5.2 LifeScan represents and warrants as follows:

                  (a) LifeScan has full power to execute, deliver and perform this Distribution Agreement and the Credit Agreement.

                  (b) The Distribution Agreement has been and, when executed and delivered, the Credit Agreement will be, duly executed and delivered by LifeScan and is, or in the case of the Credit Agreement will be, the legal, valid and binding obligation of LifeScan, enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, and reorganization laws and to moratorium and similar laws from time to time in effect. The execution, delivery and performance of this Distribution Agreement has been, and the execution, delivery and performance of the Credit Agreement will be, upon its delivery, duly authorized by all necessary corporate action of LifeScan.

                                   ARTICLE VI
                                      PRICE


Restated Distribution Agreement in Word as executed 20

         6.1 LS PRODUCTS OTHER THAN LS STRIPS. The base price for LS Products other than LS Strips purchased by LifeScan hereunder shall be as set forth in
Schedule 6.1 hereto for the LS Products described therein. The base price for LS Products other than those described in Schedule 6.1 and LS Strips purchased by LifeScan hereunder shall be the cost at which such LS Products would be valued, on a "first-in, first-out" basis under United States generally accepted accounting principles but including appropriate allocations of overhead, for reporting on the audited balance sheet of Selfcare at the end of the accounting period in which such LS Product is manufactured. Selfcare shall be entitled to select from time to time such accounting period not longer than a calendar year as it may elect for the purpose of this Section 6.1 so long as in changing accounting periods, no cost item shall be taken into account more than once. Unless LifeScan otherwise requests, Selfcare will contract for products other than LS Strips solely in U.S. Dollars. If Selfcare is permitted to contract for products other than LS Strips in a currency other than U.S. Dollars, pricing for LS Products pursuant to Section 6.1 shall be calculated based on the currencies in which such costs are incurred by Selfcare and shall be converted to U.S. Dollars at the prices at which such currencies could be purchased with U.S. Dollars prevailing at the time Selfcare prepares invoices for such LS Products.

         6.2 BASE STRIP PRICES. In each calendar year, the base price per LS Strip (the "Base Strip Prices") purchased by LifeScan hereunder shall depend on the annualized total number of LS Strips of all types sold by Selfcare and purchased by LifeScan during such year, as set forth below, subject to reduction as provided in this Section 6.2:


---------------------------------------------------------------------------------------------------
   Number of Test Strips         Price per strip in British       Price per strip in U.S. Dollar
   Purchased During Such              Pounds Sterling
   Calendar Year (on an
     annualized basis)
---------------------------------------------------------------------------------------------------
Fewer than [OMITTED]                     [OMITTED]                          [OMITTED]
---------------------------------------------------------------------------------------------------
[OMITTED] to [OMITTED]                   [OMITTED]                          [OMITTED]
---------------------------------------------------------------------------------------------------
[OMITTED] to [OMITTED]                   [OMITTED]                          [OMITTED]
---------------------------------------------------------------------------------------------------
[OMITTED] to [OMITTED]                   [OMITTED]                          [OMITTED]
---------------------------------------------------------------------------------------------------
[OMITTED] to [OMITTED]                   [OMITTED]                          [OMITTED]
---------------------------------------------------------------------------------------------------
[OMITTED] to [OMITTED]                   [OMITTED]                          [OMITTED]
---------------------------------------------------------------------------------------------------
[OMITTED] to [OMITTED]                   [OMITTED]                          [OMITTED]
---------------------------------------------------------------------------------------------------
[OMITTED] to or more                     [OMITTED]                          [OMITTED]
---------------------------------------------------------------------------------------------------

         *This price shall be reduced by an additional [OMITTED] British Pounds Sterling (or [OMITTED] if paid in U.S. Dollars) for each calendar quarter during which LifeScan has at least a [OMITTED] market share in the United States of sales of Test Strips similar to LS Strips. Markets are shall be determined by reference to a report of IMS Market Services or other similar vendor of recognized national reputation agreed upon by the parties.

         The price to be paid by LifeScan for LS Strips ordered in any year shall be the applicable Base Strip Price (adjusted through the date of invoicing as provided in Section 6.4,

Restated Distribution Agreement in Word as executed 21

Section 6.5, Section 11.2 and Section 12.4). Prices invoiced by Selfcare during each calendar year shall be based upon annualized estimates of purchases of LS Strips for each 12-month period beginning on the date hereof and on each annual anniversary of such date. Adjustments in payments for LS Strips shall be made by the parties within 30 days after the later of (i) the close of each calendar year based on the quantities of LS Strips actually purchased, or, (ii) if applicable, the date of any adjustment to such purchases for such calendar year required pursuant to Section 4.3. If Test Strips are provided in a disposable component [OMITTED] the disposable component shall be provided by Selfcare at no additional charge. If Test Strips are provided in a reusable component, such reusable component shall constitute a Related Component and shall be priced in accordance with Section 6. 1.

         6.3 PAYMENT IN LOCAL CURRENCY FOR LS STRIPS. LifeScan will be invoiced in Pounds Sterling and pay in Pounds Sterling for LS Strips which have production costs in Pounds Sterling. LifeScan will be invoiced in U.S. Dollars and pay in U.S. Dollars for LS Strips which have production cost in U.S. Dollars. If Selfcare manufactures outside of United Kingdom and United States, it will not be protected on currency fluctuations unless LifeScan otherwise agrees.

         6.4 ADJUSTMENT BASED ON LS RESALE PRICE. Each calendar year (a "Price Year") the strip prices shall be increased (but never decreased) in proportion to the increase, if any, in the LS Resale Price from (i) the calendar year beginning two years prior to such Price Year to (ii) the calendar year beginning one year prior to such Price Year provided that if the LS Resale Price shall decrease from one calendar year to the next, the LS Resale Price shall be deemed to have remained at the level in effect prior to such decrease until thereafter exceeded.

         "LS Resale Price" means the weighted average world-wide net price at which LifeScan resells LS Strips.

         6.5 ADJUSTMENT BASED ON SELFCARE PROFITABILITY. If the sale of LS Strips to LifeScan on the pricing terms provided in this Distribution Agreement ceases to be profitable for Selfcare, the parties agree that in lieu of the price otherwise applicable under this Distribution Agreement, the price for LS Strips shall be such amount as gives Selfcare a commercially reasonable profit. The Parties agree to negotiate in good faith with regard to any such price adjustment. The determination of the amount of such profit shall include comparison with other Selfcare product lines as well as other similar OEM arrangements, and shall take into account reasonable allocations of Selfcare's overhead but shall exclude any payments of principal or interest on any loans, including without limitation the Product Expansion Loans. If Selfcare claims that it is entitled to a pricing adjustment under this Section 6.5, LifeScan shall be entitled to audit Selfcare's books and records to the extent necessary. to verify Selfcare's claims with regard to its profitability.


Restated Distribution Agreement in Word as executed 22

                                   ARTICLE VII
                          FAILURE BY SELFCARE TO SUPPLY

         7.1 DEFINITIONS RELATING TO SELF-HELP LICENSING. "Required Amount" means, with respect to any calendar year, the lesser of (i) the amount of LS Product ordered by LifeScan for delivery during such period or (ii) the amount of product forecast to be ordered by LifeScan for delivery during such calendar year, in the Binding Capacity Plan, in each case calculated ratably on a monthly basis.

         A "Supply Default" shall occur if:

                  (a) Selfcare fails to ship to LifeScan on a cumulative basis during any period of four consecutive calendar months (the "First Period") the Required Amount of any LS Products for such First Period; and

                  (b) after notice of such failure by LifeScan to Selfcare, Selfcare fails, during the course of the four consecutive calendar months immediately following such notice (the "Second Period"), to ship to LifeScan an amount of such LS Products equal to the lesser of (i) the amount of such product for which LifeScan requests delivery during the Second Period and (ii) the sum of the Required Amount for the Second Period and the short fall in Selfcare's deliveries of such product from the Required Amount during the First Period.

         "Self-help License" means a nonexclusive license on the terms set forth in this Article VII of Selfcare's rights in patents and know-how used in making, using or selling the LS Products as to which either a Supply Default has occurred or Selfcare's production capabilities have been affected by Force Majeure, whichever is applicable, to make, use and sell such LS Products for so long as Selfcare fails to supply the Required Amount of such LS Products. Any such license shall permit LifeScan to authorize others to make any such LS Products exclusively for LifeScan so long as such parties agree to terms to protect the confidentiality of Selfcare's Confidential Information that are substantially equivalent to those set forth in Article V of the Master Agreement. In no event, however, shall LifeScan be entitled to authorize any Person other than Persons which are Affiliates of LifeScan, for so long as they remain Affiliates, to print Test Strips.

         7.2 LICENSE ON SUPPLY DEFAULT. Selfcare hereby grants to LifeScan a Self-help License, but LifeScan shall not exercise any right under such license unless and until Selfcare shall have acknowledged, or an arbitrator pursuant to
Section 6.2 of the Master Agreement, shall have determined (i) that a Supply Default shall have occurred other than as a result of Force Majeure or (ii) that the conditions to the exercise by LifeScan of its rights under the Self-help License pursuant to Section 7.3 or 7.4 have been satisfied.

         7.3 COMMUNICATIONS FOLLOWING FORCE MAJEURE. If Selfcare becomes aware that as a result of Force Majeure, a Supply Default is likely to occur, Selfcare will give notice to LifeScan indicating the extent to which its capability of supplying LS Products has been

Restated Distribution Agreement in Word as executed 23 affected, together with an estimate of the time anticipated for Selfcare to restore its manufacturing capability in order to meet the applicable Binding Capacity Plan. If such period is less than eight (8) months from the date of the occurrence of the Force Majeure, Selfcare shall diligently attempt to restore its production capabilities and LifeScan shall not be entitled to exercise any of its rights under the Self-help License. If Selfcare estimates that it will take more than eight (8) months from the date of the occurrence of the Force Majeure to restore such manufacturing capability, LifeScan may, if it determines in good faith that it could build an alternative manufacturing capability for the affected LS Products in a shorter time frame, give notice (a "Supply Timing Notice") to such effect to Selfcare within thirty (30) days after receipt of Selfcare's estimate. Within thirty (30) days after receipt of such notice, Selfcare shall elect whether to reduce its estimate to the period estimated by LifeScan to build such capability, and failing to give a notice, shall be deemed to have elected not to alter its estimate.

         7.4 RIGHTS FOLLOWING FORCE MAJEURE. If LifeScan has given a Supply Timing Notice and Selfcare fails to elect to reduce its estimate to the period estimated by LifeScan to build its own capability, or if following the occurrence of a Force Majeure affecting the supply of LS Products, Selfcare fails diligently to attempt to re-establish its supply capabilities, LifeScan shall be permitted to exercise all of its rights under the Self-help License. If Selfcare elects to reduce its estimate to meet LifeScan's estimated time to start a supply of the affected LS Product and thereafter fails within a time period equal to one hundred and fifteen percent (115%) of the period from the occurrence of the Force Majeure until the revised estimated date to have production capability restored, to restore such production capability and resume supply of LS Products to LifeScan in the Required Amount, then (i) LifeScan shall be entitled to exercise its rights under the Self-help License, and (ii) Selfcare will, if it elects to commence resupplying such product, supply without charge LS Product in an amount equal to the average monthly portion of the Required Amount of such LS Product in effect during the time Selfcare was rebuilding its production facilities, multiplied by the number of months which Selfcare estimated if Would take to rebuild.

         7.5 RESTORATION OF SUPPLY BY SELFCARE. If LifeScan is permitted pursuant to this Article VII to exercise its rights under the Self-help License, Selfcare shall no longer be required to supply the LS Product with respect to which LifeScan has become so permitted. Selfcare, however, shall be entitled to restart supplying such LS Products as provided in this Section 7.5. If after LifeScan has become entitled to exercise its rights under the Self-help License pursuant to this Article VII, LifeScan expends funds in order to establish a production capability as permitted by such license, then, except as provided below in this Section 7.5, Selfcare must, in order to require LifeScan to discontinue establishment of or use of such production capability and restart purchases of the affected LS Products from Selfcare, agree to reimburse LifeScan with the amount it has expended on equipment, personnel and other out of-pocket costs (collectively, "Self-help Costs") in establishing such production capability, such reimbursement to be in eight (8) equal quarterly payments commencing three (3) months after Selfcare restarts supplying LifeScan. If LifeScan has become entitled to exercise its rights under the Self-help License pursuant to this Article VII and fails to establish a supply capability sufficient to meet the applicable Required Amount within 115 % of the period

Restated Distribution Agreement in Word as executed 24 specified in LifeScan's Supply Timing Notice, then LifeScan shall not be entitled to reimbursement of its Self-help Costs if Selfcare elects to restart supply of the applicable LS Products.

         7.6 TERMS, ROYALTIES. Any LS Products produced by LifeScan pursuant to the Self-help License granted hereby must be sold by it only in the manner provided for in Section 2.1 hereof and otherwise in accordance with all of the terms of this Distribution Agreement. LifeScan shall not pay for such LS Products in accordance with Article VI but rather shall pay a royalty to Selfcare equal to: (1) with respect to LS Products other than LS Strips, 5.0% of LifeScan's gross sales revenue of such LS Products sold, net of returns, discounts and allowances, and (1i) with respect to LS Strips, the greater of (x) 5.0% of LifeScan's gross sales revenue of LS Strips sold, net of returns, discounts and allowances or (y) on a per strip basis, Selfcare's average per strip gross margin for the calendar year immediately preceding the date on which the conditions giving rise to LifeScan's night to exercise its Self-help License occur; provided that, in the event that Selfcare willfully failed to deliver the requisite amount of LS Strips, then such royalty shall be the amount specified in clause (x), even if the amount specified in clause (y) is greater.

         7.7 COOPERATION. Pursuant to the Self-help License, LifeScan shall have the right to receive from Selfcare the tangible embodiment of the information and intellectual property licensed under the Self-help License, including without limitation copies of all specifications, drawings, notebooks and bills of materials, such assistance as LifeScan may reasonably require in its exercise of rights under such Self-help License, including, without limitation, providing LifeScan with appropriate know-how and training in the manufacture of LS Products. It is the intention of LifeScan and Selfcare that the Self-help License constitutes a license of intellectual property as defined in Title 11, U.S. Code, and that LifeScan receive all of the benefits of Section 365(n) of the Bankruptcy Code (or successor statute or provision) with respect to such license. Further, all rights, powers and remedies of LifeScan provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including without limitation Title 11, U.S. Code) in the event of a filing of a petition for relief by or with respect to Selfcare under such Title 11 (or successor statute). LifeScan will reimburse Selfcare's reasonable and necessary out-of-pocket expenses incurred in connection with such assistance. Such license and any communications pursuant thereto is subject to the confidentiality provisions set forth in the Master Agreement. Except as contemplated by the definition of Self-help License, LifeScan shall not grant sublicenses of the license granted to it pursuant to this Article VII.

         7.8 EXCLUSIVE REMEDY. The exercise by LifeScan of its rights under the Self-help License shall be the sole and exclusive remedy for failure of Selfcare to supply LS Product, unless such failure was willful on the part of Selfcare, in which case LifeScan shall have the benefit of any additional remedy to which it may be entitled by law.

         7.9 BUSINESS INTERRUPTION INSURANCE. If Selfcare shall have made the election described in Section 3.8(a) hereof, then from the date of such election through December 31,

Restated Distribution Agreement in Word as executed 25

2003, Selfcare shall maintain business interruption insurance for its operations with a responsible insurance carrier in amounts as are commercially reasonable for similarly-situated businesses, and in any event, in an amount no less than sufficient to pay the amount that would have been payable by LifeScan but for the provisions of clause (ii) of the last sentence of Section 3.8(b) hereof. Selfcare shall provide to LifeScan within five days after request therefor a certificate of insurance evidencing such coverage or a copy of the policy of business interruption insurance then in force.

                                  ARTICLE VIII
                                CERTAIN COVENANTS

         8.1 LIFESCAN COVENANTS. LifeScan agrees that it will:

                  (a) Keep Selfcare apprised of the development by LifeScan of marketing plans and strategies for the sale of LS Products and allow Selfcare the opportunity to comment on same and meet with officers and staff in charge of such plans and strategies. LifeScan shall report at least quarterly, and shall report reasonably promptly after request by Selfcare, information regarding LS Products sales, performance, returns and warranty problems.

                  (b) Sell LS Products only in compliance with and to the extent permitted by applicable law and the applicable product specifications. LifeScan shall communicate to Selfcare information it learns about the effect of, the introduction of or any amendment or change of interpretation of any law, statute, regulation, order or ordinance applicable in any jurisdiction in which LifeScan sells or markets LS Products which may relate to the manufacturing, labeling or packaging of LS Products.

                  (c) Not act in any way that would give the impression that it has the authority to bind Selfcare in any respect whatsoever.

                  (d) Not make any oral or written representations or claims which are inconsistent to any material extent with the specifications, operating instructions, warranties, or representations given or made by Selfcare with respect to LS Products.

                  (e) Promptly give written notice to Selfcare of any breach of a provision hereof by LifeScan of which it may become aware or of any sales, giveaways or pre-sale promotional advertising by LifeScan or, to the extent that the president of LifeScan becomes aware thereof, any such activities by an Affiliate of LifeScan, anywhere in the world with respect to any home use test system not provided by Selfcare which is designed to measure glucose. in humans and is based on a technology other than reflectance or non-electrochemical visually-read techniques.


Restated Distribution Agreement in Word as executed 26

         8.2 SELFCARE COVENANTS. Selfcare agrees that it will:

                  (a) Comply with the terms of any approval from the FDA which are required in order to manufacture and sell to LifeScan LS Products. Selfcare shall communicate to LifeScan information it learns about the effect of, the introduction of or any amendment or change of interpretation of any law, statute, regulation, order bearing on the FDA Clearance for LS Products.

                  (b) Not act in any way that would give the impression that it has authority to bind LifeScan in any respect whatsoever.

                  (c) Except as may be required by applicable law, not make any public announcements for the purpose of selling LS Products to parties other than LifeScan stating that LS Products are manufactured by Selfcare or directly comparing LS Products with other products manufactured by Selfcare.

                  (d) Promptly give written notice to LifeScan of any breach by Selfcare hereunder of which it may become aware.

         8.3 INDEMNIFICATION.

                  (a) Selfcare shall indemnify and hold harmless LifeScan and its Affiliates and their officers, directors and employees from and against any and all claims, losses, damages, judgments, costs, awards, expenses (including reasonable attorneys' fees) and liabilities of every kind (collectively, "Losses") arising directly out of or resulting directly from any breach by Selfcare of any of its warranties, guarantees, representations, obligations or covenants contained herein.

                  (b) LifeScan shall indemnify and hold harmless Selfcare and its Affiliates and their officers, directors and employees from and against any and all Losses arising directly out of or resulting directly from any breach by LifeScan of any of its warranties, guarantees, representations, obligations or covenants contained herein.

                  (c) Each indemnified party agrees to give the indemnifying party proper written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an "Indemnity Claim") under Article
8. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which would not result in the indemnified party's becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnified party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its

Restated Distribution Agreement in Word as executed 27 sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

                  (d) Each party shall maintain comprehensive general liability insurance in an aggregate amount of at least $20,000,000 with such insurers and upon such terms as are reasonably acceptable to the other party, listing such party as a named insured under the policy and requiring that such party receive thirty (30) days' prior written notice from the insurer prior to the cancellation or diminution of coverage under such policy.

                  (e) This Section 8.3 shall survive any termination of this Agreement.

                                   ARTICLE IX
                         AGREEMENTS REGARDING TECHNOLOGY

         9.1 INFRINGEMENT OF SELFCARE'S TECHNOLOGY. LifeScan and Selfcare shall each notify, the other as soon as practicable after it becomes aware of any infringement by a third party of, or unlawful use by a third party of, Selfcare's proprietary technology. Either party may prosecute and defend any action or proceeding which it deems necessary in connection with any infringement by a third party of a patent-protected technology incorporated in LS Products. Any and all damages recovered in any such action shall first be applied to pay all costs and expenses of any such action. Any remaining recovery shall be shared by both parties in accordance with the damage sustained by each as a result of such infringement. If the recovery in any such action is not sufficient to pay any and all costs of such action or proceeding, such costs shall become entirely by the parties which incurred them. In any such case, the party initiating the prosecution shall afford the other party an opportunity to be involved in all proceedings.

         9.2 U.S. AND EUROPEAN PATENT CONVENTION PATENT CONFLICTS. Selfcare agrees to defend, at its own expense, and to pay all costs and damages awarded against LifeScan based on, any and all claims by third parties arising from actual or alleged infringement by LS Products of any U.S. patent or patent issued by a participant in the European Patent Convention; provided that Selfcare's obligation to pay such costs and damages under this Section 9.2 shall not apply to the extent that such actual or alleged infringement arises out of modifications to LS Products made by LifeScan; and provided that Selfcare's obligation to pay such costs and damages shall be subject to and limited by the following provisions of this Section 9.2. In the event that LifeScan receives a claim or notice of a claim that is or may be subject to indemnification under this Section 9.2, LifeScan shall (i) give Selfcare prompt written notice of such claim or notice of claim, (ii) cooperate with Selfcare at Selfcare's

Restated Distribution Agreement in Word as executed 28 expense in every reasonable manner in the defense of such claim, and (iii) permit Selfcare to assume and control the defense thereof at Selfcare's cost and expense,, provided that LifeScan shall have the right, at its option and at its expense, to participate in the defense of such claim through counsel of its own choosing. If infringement is held to exist, or if either party determines that a finding of infringement is likely, the parties agree to discuss in good faith alternative arrangements under which the liability of the parties could be reduced, including possible revisions to the infringing material so as to make it non-infringing, or arranging to procure for LifeScan the right to continue using the infringing material to the extent permitted by this Distribution Agreement, provided that neither party shall be obligated to agree to any particular alternative arrangements under this sentence and neither party shall have any liability for failing to agree upon any such alternative arrangements. Notwithstanding anything else in this Distribution Agreement, if LifeScan is not enjoined from selling LS Products as a result of any actual infringement of a U.S. patent or patent issued by a participant in the European Patent Convention, Selfcare's liability to LifeScan under this Section 9.2 shall be limited to future amounts payable by LifeScan to Selfcare hereunder in respect of purchases of LS Products, and shall be collected by LifeScan solely by set-off against such amounts as they accrue, provided that if there exist any unpaid amounts due under this Section 9.2 at the termination of this Distribution Agreement, Selfcare shall be required to pay such amount in cash up to the amount of its liability under this Section 9.2 upon such termination.

         9.3 PATENT CONFLICTS IN OTHER COUNTRIES. At least sixty (60) days prior to commencement of the sale of LS Products outside of the United States and countries which are participants in the European Patent Convention, LifeScan shall give notice to Selfcare indicating that it plans to commence the sale of LS Products in such a country. Following such notice, Selfcare will arrange for a search of patent conflicts in each such country and, after completion of such search, notify LifeScan whether it is prepared to expand the provisions of
Section 9.2 to apply to such country's patents. If LifeScan gives a notice contemplated by this Section 9.3 and Selfcare fails thereafter to notify LifeScan that it is prepared to expand the application of Section 9.2 to apply to the patents of such country, then LifeScan shall not sell LS Products in such country and the minimum purchase obligations of LifeScan pursuant to Section 4.4 shall be equitably adjusted.

         9.4 TECHNICAL INFORMATION NECESSARY FOR MARKETINg. Selfcare shall furnish to LifeScan any technical information or instructions necessary for the marketing of LS Product. LifeScan acknowledges and agrees that all such technical information communicated by Selfcare to LifeScan shall be the exclusive property of Selfcare and shall be deemed to be "Confidential Information" within the meaning of Article V of the Investment Agreement. LifeScan further acknowledges and recognizes that Selfcare claims exclusive ownership of its proprietary technology relating to the Glucose System and further undertakes that it will not represent that it has any title to or right of ownership in such technology.


Restated Distribution Agreement in Word as executed 29

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 INVOICING. SHIPPING AND PAYMENT.

                  (a) Selfcare shall advise LifeScan of relevant addresses for orders. All LS Products supplied are F.O.B. Selfcare's warehouse facilities as they may be from time to time. LifeScan shall bear all risk of loss or damage to LS Products after loading on board the carrier at the F.O.B. point or after delivery to LifeScan at the F.O.B. point. LifeScan shall be liable for all shipping, air freight, insurance, handling charges and other transportation fees and tariffs and any other impost imposed by any government or instrumentality, except for any such measured by the net income of Selfcare.

                  (b) Except as otherwise provided in Section 6.3, payments for LS Instruments shall be made in U.S. Dollars by LifeScan to Selfcare for each shipment of LS Instruments not later than thirty (30) days after the date of the invoice therefor which shall not be earlier than the date of shipping by Selfcare, hereof except that in the case of purchase prices which cannot be determined until a later date (e.g., the cost of certain LS Instruments based on a GAAP Inventory cost, the cost of LS Strips based on annual purchases), the parties shall agree on an estimated cost, which LifeScan shall remit in accordance with the requirements of this paragraph, and appropriate adjustments shall be promptly made after determination of the definitive purchase prices. Payments shall be by check drawn on the regular account of LifeScan.

                  (c) Except as otherwise provided in Section 6.3, payments for LS Products other than LS Instruments shall be made in British Pounds Sterling or in such currency as the parties may agree by LifeScan to Selfcare for each shipment of such LS Products not later than thirty (30) days after the date of the invoice therefor which shall not be earlier than the date of shipping by Selfcare.

                  (d) Affiliates of LifeScan identified by notice to Selfcare shall be permitted to order LS Products under this Distribution Agreement. Such purchases shall be deemed those of LifeScan for all purposes hereunder.

         10.2 PRODUCT WARRANTIES. Selfcare represents and warrants to LifeScan that all LS Product supplied in connection with this Distribution Agreement shall be of merchantable quality, fit for the purpose intended by this Distribution Agreement and free from defects in material and workmanship and shall be manufactured and provided by Selfcare (i) in accordance and conformity with any applicable FDA Clearance, or in the absence of thereof, in accordance with the definition of the Glucose System and (ii) in compliance with all applicable federal, state or municipal statutes, laws, rules or regulations, including those relating to the environment, food or drugs and occupational health and safety. Without limiting the foregoing, Selfcare represents and warrants that it shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture, assembly and supply of

Restated Distribution Agreement in Word as executed 30

LS Products being provided hereunder, including, without limitation, those enforced by the FDA (including compliance with good manufacturing practices). Further, Selfcare shall make no changes: (i) that require a filing with or notice to the FDA or other relevant governmental health regulatory authorities, or (ii) that Selfcare believes would be material to the raw materials, components, vendors or methods of manufacture of any LS Product, without in either of the foregoing cases the prior consent of LifeScan, such consent not to be unreasonably withheld. In the event that any LS Products, upon delivery, do not conform as aforesaid, LifeScan's remedy shall be limited to the repair or replacement (at Selfcare's option) of such nonconforming LS Products within a reasonable period of time. In no event shall Selfcare be liable for indirect, consequential or money damages, whether in contract, tort or otherwise. LifeScan agrees that it will deal directly with its customers concerning warranty matters relating to LS Products, and Selfcare will not be required to participate in such dealings.

         10.3 AGREEMENT TERM. The term of this Distribution Agreement shall commence on the date hereof and shall remain in effect through December 31, 2010. The term of this Distribution Agreement may be extended by LifeScan for an additional term or terms of five years by notice to Selfcare not less than six months prior to the scheduled end of the term including without limitation any renewal term, provided that for each of the three years prior to the end of such term the number of LS Strips purchased by LifeScan from Selfcare shall have increased by an average annual rate of at least 10% over the then prior 36 month period.

         10.4 TERMINATION.

                  (e) This Distribution Agreement shall remain in effect as stated in Section 10.3, PROVIDE, HOWEVER, that either party may terminate this Distribution Agreement upon the occurrence of any of the following:

                           (i) the other party makes a general assignment for
                  the benefit of creditors, is insolvent, shall have been adjudicated a bankrupt, shall have filed a voluntary petition for bankruptcy or for reorganization or effectuated a plan or other similar arrangement with creditors, shall have filed against it proceedings for an adjudication in bankruptcy or reorganization, or shall have applied for or permitted the employment of a receiver or trustee or custodian for any of its property or assets;

                           (ii) there is by the other party a material default,
                  breach or failure to perform any of the obligations, warranties or representations set forth in this Distribution Agreement, and such default, breach or failure to perform shall continue for a period of thirty (30) days after notice thereof from the other party;


Restated Distribution Agreement in Word as executed 31

                           (iii) nonpayment of any sums due from the other party
                  hereunder within thirty (30) days after such sums become due and payable, after reasonable means have been employed to collect such sums; or

                           (iv) the Yearly Minimum pursuant to Section 4.4 for
                  any full calendar year after [OMITTED] is less than [OMITTED] Test Strips, other than as a result of a failure of performance by Selfcare.

         10.5 MISCELLANEOUS.

                  (f) This Distribution Agreement is one of the Transaction Agreements that are subject to the terms and conditions set forth in the Master Agreement.

                  (g) Any obligations incurred or amounts owed under Articles 11, VIII or IX or Section 10.1 or 10.2 of the Original Distribution Agreement prior to the date hereof shall continue in force until satisfied.

                  (h) Notwithstanding anything to the contrary set forth in any Transaction Agreement, LifeScan may assign to the Affiliate that makes the loans provided for under Article XII all or any portion of its rights and duties under this Distribution Agreement.

                                   ARTICLE XI
                                DEVELOPMENT PLAN

         11.1 ADDITIONAL LS PRODUCTS. Selfcare shall begin promptly after the date hereof to develop the products described in Schedule 4.4. The specifications for each such system set forth in such Schedule shall be subject to such amendments, modifications and additions as may be requested by LifeScan from time to time subject to the consent of Selfcare, such consent not to be unreasonably withheld. Selfcare shall consider in good faith each such amendment, modification and addition requested by LifeScan. Where Selfcare concludes that adoption of a particular amendment, modification or addition to a Specification would have a material likelihood of resulting in a delay in satisfying the relevant conditions by dates set forth in Section 2.3(b)(i),
Section 4.4 and/or Section 11.2, Selfcare shall notify LifeScan of that and may decline to adopt such amendment, modification or addition unless or until the parties shall agree upon a mutually-acceptable extension of such dates to account for such expected delay.

         11.2 MILESTONES. In the event that (i) the Conditions with respect to Project A shall not have been satisfied by [OMITTED] or (ii) the Conditions with respect to Project B shall not have been satisfied by [OMITTED] or (iii) the Conditions with respect to Project C shall not have been satisfied by [OMITTED] LifeScan may increase the rate of repayment of the Initial Loan and any Additional Loans by deducting from the invoice price of each LS Strip [OMITTED] per LS Strip for each such project as to which such conditions shall not have been satisfied, but any such increased repayment under this Section shall not exceed [OMITTED] per LS Strip in the aggregate.

Restated Distribution Agreement in Word as executed 32

                                   ARTICLE XII
                                 CREDIT FACILITY

         12.1 INITIAL LOAN.

                  (a) Upon satisfaction by Selfcare of the conditions described in paragraph (b) of this Section, LifeScan shall advance to Selfcare or to an Affiliate designated by Selfcare a loan in the principal amount of Six Million Two Hundred Fifty Thousand British Pounds Sterling ( 6,250,000 E) (the "Initial Loan") by wire transfer to the account of Selfcare as follows:

If Selfcare requests that payment be made directly to Selfcare, to:

         The Chase Manhattan Bank, New York, New York
         ABA #: 021-000-021 Account #: 11463 7164
         Account Name: Selfcare, Inc.

Otherwise, payment shall be made to Inverness Medical, Ltd., its Affiliate, to:

         The Royal Bank of Scotland
         36 St. Andrews Square
         Edinburgh EH2 2YI3
         Scotland
         Account No: 10056783
         Sort Code: 83-06-08
         Account Name: Inverness Medical, Ltd.

                  (b) The conditions to the Initial Loan shall be as follows:

                           (i) the representations and warranties of Selfcare
                  set forth in Article V of this Distribution Agreement shall be true and correct on and as of the date of such loan as if made on such date;

                           (ii) Selfcare shall have provided to LifeScan a
                  certificate in the form of Exhibit A from the President and the Chief Financial Officer of Selfcare dated as of the date of such loan;

                           (iii) Selfcare shall have executed and delivered to
                  LifeScan the Credit Agreement in the form of Exhibit B hereto and a note in the form of Exhibit C hereto (the "SC Note") dated the date of such loan.


Restated Distribution Agreement in Word as executed 33

         12.2 ADDITIONAL LOANS.

                  (a) (i) Within ten days after the receipt by Selfcare of FDA Clearance with respect to the LS Product that meets the specifications set forth under the heading "Project A" in Schedule 4.4 (as they may be amended pursuant to Section 11. 1 above), LifeScan shall advance to Selfcare the amount of 2,031,250 British Pounds Sterling.

                           (ii) Within ten days after the commencement by
                  LifeScan of sales in the United States of Commercial Quantities of an LS Product that meets the specifications set forth under the heading "Project A" in Schedule 4.4 (as they may be amended pursuant to Section 11. 1 above) and satisfaction of the conditions set forth in paragraph (c) of this Section, LifeScan shall advance to Selfcare the amount of Two Million Thirty-one Thousand Two Hundred Fifty British Pounds Sterling (2,0 3 1,2 5 0 f).

                  (b) (i) Within ten days after the receipt by Selfcare of FDA Clearance with respect to the LS Product that meets the specifications set forth under the heading "Project, B" in Schedule 4.4 (as they may be amended pursuant to Section 11. 1 above), LifeScan shall advance to Selfcare the amount of Two Million Thirty-one Thousand Two Hundred Fifty British Pounds Sterling (2,031,250
L).

                           (ii) Within ten days after the commencement by
                  LifeScan of sales in the United States of Commercial Quantities of an LS Product that meets the specifications set forth under the heading "Project B" in Schedule 4.4 (as they may be amended pursuant to Section 11. 1 above) and satisfaction of the conditions set forth in paragraph (c) of this Section, LifeScan shall advance to Selfcare the amount of Two Million Thirty-one Thousand Two Hundred Fifty British Pounds Sterling (2,031,250 L).

                  (c) The conditions to each of the additional loans described in paragraphs (a) and (b) of this Section shall be as follows:

                           (i) the representations and warranties of Selfcare
                  set forth in Article IV of the Master Agreement shall be true and correct in all material respects on and as of the date of such additional loan as if made on the date such additional loan shall be made and there shall not then be in existence a default, or an event or condition which with notice or the passage of time or both would constitute a material default, by Selfcare under any Transaction Agreement;

                           (ii) Selfcare shall have provided to LifeScan a
                  certificate in the form of Exhibit A from the President and the Chief Financial Officer of Selfcare dated as of the date of such loan; and


Restated Distribution Agreement in Word as executed 34

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                           (iii) Selfcare shall have executed and delivered to
                  LifeScan the SC Note.

                  (d) Each amount advanced pursuant to paragraphs (a), (b) and
(c) above shall be an "Additional Loan" and, collectively, the "Additional Loans". LifeScan shall provide the amount of each Additional Loan that may be required to be made under this Section 12.2 by wire transfer to the account of Selfcare in accordance with the instructions provided under Section 12.1 above or as otherwise directed in writing by notice of Selfcare to LifeScan.

         12.3 USE OF FUNDS.

                  (a) Selfcare may expend not more than [OMITTED] the proceeds of the Initial Loan for [OMITTED].

                  (b) The remaining aggregate proceeds of the Initial Loan and any additional loans shall be used exclusively in pursuit of the development program described in Article XI above.

         12.4 REPAYMENT OF LOAN.

                  (a) The aggregate principal amount of the Initial Loan and any additional loans shall be repaid by deducting 0.0125 British Pounds Sterling from the invoice price of each LS Strip purchased from Selfcare at and after the date of such Initial Loan until such Initial Loan and any such additional loans and all accrued interest have been paid in full. Upon any failure by Selfcare to make a payment of interest when due, the amount of such interest shall be added to the principal of such loans and the invoice price of each LS Strip shall be reduced by an additional 0.0125 British Pounds Sterling until payment of such interest (and any interest accrued on such amount).

                  (b) Upon the first to occur of (i) the date of termination of this Distribution Agreement for any reason, (ii) an Event of Default shall have occurred under the SC Note, or (iii) the fifth annual anniversary of the date of this Distribution Agreement, the then-outstanding aggregate principal amount of the Initial Loan and any Additional Loans, together with any accrued and unpaid interest thereon, shall be immediately due and payable in cash by wire transfer to the account of LifeScan provided by notice to Selfcare.

                                  ARTICLE XIII
                            CONFIDENTIAL INFORMATION

         13.1 CONFIDENTIAL INFORMATION. During the term of this Distribution Agreement, Selfcare shall not disclose to a third party other than LifeScan and its Affiliates any confidential information or trade secrets of Selfcare or LifeScan applicable to the design, manufacture, marketing, sale or use of LS Products or of other products for the measurement

Restated Distribution Agreement in Word as executed 35

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of glucose in humans, if such disclosure is for the purpose of enabling such third party to make or market any product which Selfcare itself would not be permitted to make or market under the terms of this Agreement.

         IN WITNESS WHEREOF, Selfcare and LifeScan have executed this Distribution Agreement on the day first above written.

                                 Selfcare, Inc.

                                 By: /s/ Ron Zwanziger
                                     ---------------------------------
                                     Name:   Ron Zwanziger
                                     Title:  CEO

                                 LifeScan, Inc.

                                 By: /s/ Richard J. Wiesner
                                     ---------------------------------
                                     Name:  Richard J. Wiesner
                                     Title: W W President


Restated Distribution Agreement in Word as executed 36